| Maximus: Q3 FY22 Earnings Presentation1 Fiscal 2022 Third Quarter Earnings Call David Mutryn Chief Financial Officer August 4, 2022

| Maximus: Q3 FY22 Earnings Presentation2 These slides should be read in conjunction with the Company’s most recent quarterly earnings press release, along with listening to or reading a transcript of the comments of Company management from our most recent quarterly earnings conference call. This document may contain non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. These measures should be used in conjunction with, rather than instead of, their comparable GAAP measures. For a reconciliation of non-GAAP measures to the comparable GAAP measures presented in this document, see the Company’s most recent quarterly earnings press release. In this presentation, we use terms such as “normalized organic growth.” We calculate this number by removing the effects of the U.S. Census contract, the estimated revenues from COVID-19 response work, the benefit from our acquisitions and the period-over-period currency effects from our revenue. We believe normalized organic growth allows our investors to understand the effect on our revenue and revenue growth of various key drivers whose effects will vary from year to year. It should be used to complement analysis of our revenue and revenue growth. Included in this presentation are forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "opportunity," "could," "potential," "believe," "project," "estimate," "expect," "forecast," "strategy," "future," "likely," "may," "should," "will," and similar references to future periods. Forward-looking statements that are not historical facts, including statements about our confidence, strategies and initiatives and our expectations about revenues, results of operations, profitability, liquidity, market demand or the impact of the pandemic are forward-looking statements that involve risks and uncertainties such as those related to the impact of the pandemic and our recently-completed acquisitions. These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2021, which was filed with the Securities and Exchange Commission (SEC) on November 18, 2021. Any forward-looking statement made by us in this report is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. Throughout this presentation, numbers may not add due to rounding. Forward-looking Statements & Non-GAAP Information

Total Company Results – Third Quarter of FY22

($ in millions, except per share data)	Q3 FY22	Q3 FY21	% Change
Revenue			
U.S. Services	$ 399.3	$ 436.3	(8)%
U.S. Federal Services	525.5	617.6	(15)%
Outside the U.S.	200.9	189.6	6 %
Total Revenue	**$ 1,125.8**	**$ 1,243.5**	(9)%
Operating Income			
U.S. Services	$ 31.8	$ 62.2	(49)%
U.S. Federal Services	54.7	86.1	(36)%
Outside the U.S.	(11.2)	8.3	nm
Segment Income	$ 75.3	$ 156.6	(52)%
Intangibles amortization	(22.7)	(12.1)	nm
Other	1.9	(4.9)	nm
Total Operating Income	**$ 54.6**	**$ 139.6**	(61)%
Operating Margin %	**4.8 %**	**11.2 %**	
Operating Margin %, excluding intangibles amortization	**6.9 %**	**12.2 %**	
Effective Tax Rate	24.1 %	26.3 %	
Net Income	$ 31.3	$ 94.5	(67)%
Diluted EPS	**$ 0.51**	**$ 1.51**	(66)%
Adjusted Diluted EPS, excluding intangibles amortization (Non-GAAP)	**$ 0.78**	**$ 1.66**	(53)%

- Revenue decrease of 9%, or $118M, is net of $413M decline in short-term COVID response
- Organic growth and acquired growth offset the COVID-related decline. Adjusting for the COVID response work, normalized organic growth would be 21% over the prior year period (refer to Appendix)
- Earnings results negatively impacted by an Outside the U.S. Segment contract requiring a write-down this quarter of $11.7M, or $0.14 diluted EPS
- Absent the write-down, results reflected expectations for lower earnings due to declines in profitable, short-term COVID response combined with lower volumes in core programs as Medicaid redeterminations remain paused

3 | Maximus: Q3 FY22 Earnings Presentation

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| Maximus: Q3 FY22 Earnings Presentation4 • Revenue decreased due to expected reductions in short-term COVID response work in the segment • Adjusting for this work, normalized organic growth would be nearly 40% and attributable to a combination of new, core work and longer-term COVID response work with new customers gained during the pandemic • Operating margin this quarter reflected expected step-down as profitable COVID response work declined while Medicaid redeterminations remain paused U.S. Services Segment ($ in millions) Q3 FY22 Q3 FY21 % Change Revenue U.S. Services $ 399.3 $ 436.3 (8)% Operating Income U.S. Services $ 31.8 $ 62.2 (49)% Operating Margin % 8.0% 14.3%

| Maximus: Q3 FY22 Earnings Presentation5 U.S. Federal Services Segment • Revenue decreased due to expected reductions in short-term COVID response work in the segment, offset by contributions from VES and Aidvantage acquisitions • Adjusting for COVID response work, normalized organic growth would be approximately 6% in the segment • Operating margin in the prior year period benefitted from particularly high volumes of COVID response work ($ in millions) Q3 FY22 Q3 FY21 % Change Revenue U.S. Federal Services $ 525.5 $ 617.6 (15)% Operating Income U.S. Federal Services $ 54.7 $ 86.1 (36)% Operating Margin % 10.4% 13.9%

Outside the U.S. Segment

- Revenue increased despite currency headwinds of 9%. Organic growth was 11% and adjusting for COVID response work, normalized organic growth would be approximately 21% driven primarily by the U.K. Restart Programme
- Operating loss driven by write-down on project in implementation phase where contract revenue is recognized on percentage of completion basis. Due to higher forecasted costs, forward loss provision was booked this quarter
- Results this quarter included severance tied to jobactive contract rebid while the U.K. Restart Programme continues to perform slightly above expectations

($ in millions)	Q3 FY22	Q3 FY21	% Change
Revenue			
Outside the U.S.	$ 200.9	$ 189.6	6 %
Income/(Loss)			
Outside the U.S.	$ (11.2)	$ 8.3	nm
Operating Margin %	*(5.6)%*	*4.4 %*	

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| Maximus: Q3 FY22 Earnings Presentation7 Balance Sheet and Cash Flows Balance Sheet • At June 30, 2022, $1.49B of debt and cash and cash equivalents of $94M • Ratio of debt, net of allowed cash, to pro-forma EBITDA (calculated in accordance with credit agreement) results in 2.9x at June 30, 2022 Cash Flows & DSO • Lighter than expected related to timing of $80M collected in first two business days in July • As a result, DSO increased to 70 days at June 30, 2022, but within 65 – 80 days target range Share Purchases • The quarter included 706K of share purchases totaling $48M • Subsequent to quarter-end, an additional 354K of shares totaling $22M have been purchased $ in millions Q3 FY22 Cash provided by operations $ 57.9 Purchases of property and equipment and capitalized software costs (13.0) Free cash flow $ 44.9

| Maximus: Q3 FY22 Earnings Presentation8 Updated Fiscal Year 2022 Earnings Guidance Fiscal 2022 Guidance Updated Previous Revenue $4.55B - $4.65B $4.5B - $4.7B Diluted EPS $2.85 - $3.05 $3.00 - $3.50 Adjusted diluted EPS (excludes intangibles amortization) $3.95 - $4.15 $4.07 - $4.57 Cash provided by operations $220M - $260M $225M - $300M Free cash flow $170M - $210M $175M - $250M • Revenue guidance tightened around $4.6B midpoint which is unchanged from prior guidance • Earnings guidance updated primarily due to Q3 FY22 results and, in particular, the write-down in Outside the U.S. Segment • Guidance now includes $8M - $10M of investment for staff in Veterans Evaluations Services (VES) in U.S. Federal Services Segment in anticipation of expanded volumes related to the PACT Act and to promote retention • Anticipated ranges for FY22 segment income margins: − U.S. Services: 10 – 11% − U.S. Federal: 10 – 11% − Outside the U.S.: loss position

| Maximus: Q3 FY22 Earnings Presentation9 FY23 Early Thoughts • For revenue, current line of sight suggests ability to more than overcome $300M year-over-year reduction in short-term COVID response work, meaning a positive organic growth projection • For earnings, a lift in profitability is expected over FY22. The financial profile tied to resuming redeterminations and volumes materializing in the VES business are some key factors for FY23 that should help offset the decline in COVID response work which delivered margins above the rest of the company • Exact timing of Public Health Emergency (PHE) expiration remains unknown, but we believe a mid-October expiration is unlikely • Potential earnings impact of resuming redeterminations is complex. We still anticipate the related volume to be highly accretive but potentially at slightly lower margins than previously forecasted • Anticipate FY23 interest expense based on current rate forecast to be $70M - $80M

| Maximus: Q3 FY22 Earnings Presentation10 Fiscal 2022 Third Quarter Earnings Call 10 Bruce Caswell President & Chief Executive Officer August 4, 2022

| Maximus: Q3 FY22 Earnings Presentation11 Positive Proof Points • $60M TCV Army Unified ERP • Increased VES volumes driven by PACT Act • New assessment work drove hiring of 600+ nurses Investor Day 2022 – Strategic Refresh Advanced Technologies for Modernization (Technology Services) Further our credibility as a technology leader enabling the transformation of government programs to be resilient, dynamic, integrated, and equitable Future of Health Help governments meet rising demand for health services by growing our clinical capabilities to improve the health of people and their communities Customer Services, Digitally Enabled Elevate Customer Experience (CX) to achieve higher levels of satisfaction, performance, and outcomes through intelligent automation and cognitive computing Our People | Driving the Strategic Plan’s Success Attract, retain, develop, and empower people who share our passion, commitment, and expertise to address government’s toughest challenges

| Maximus: Q3 FY22 Earnings Presentation12 Washington Technology Top 100 • We have invested in our federal business where we have sought to build scale, develop deep relationships, and deliver complex programs • In Washington Technology’s Top 100 U.S. federal contractors annual ranking by prime contract obligations, we broke into the top 20 and took #19 for 2022, up 6 positions from last year • As we focus on our refreshed strategic plan and make continued investments in the federal space, we seek to build on our efforts acknowledged by this award

| Maximus: Q3 FY22 Earnings Presentation13 Public Health Emergency (PHE) • The PHE has been extended to mid-October • The exact timing of the PHE unwinding remains unclear • We are actively working with current and prospective clients to ensure we are well-positioned to restart operations once the PHE is lifted

| Maximus: Q3 FY22 Earnings Presentation14 New Awards (YTD) June 30, 2022 Signed Contracts $4.02B Unsigned Contracts $476M • Book-to-bill is the ratio of our signed contract awards, new business, and rebids divided by our revenue in the same period (TTM) • This number exceeding one is a good leading indicator of future organic growth • As of June 30, our book to bill was approximately 1.4 times Proposals Pending Proposal in Preparation Opportunities Tracking New Awards & Pipeline $7.3B $3.6B $21.6B Our total pipeline of sales opportunities is $32.5B, 59% of which represents new work

| Maximus: Q3 FY22 Earnings Presentation15 • At our annual shareholder’s meeting in March, shareholders voted in favor of a Racial Equity Audit • The law firm WilmerHale has been engaged to assess our operations policies and public engagement through a racial equity lens • A report on the results will be published upon completion, which is expected in 2023 Racial Equity Audit Maximus is committed to Diversity, Equity, and Inclusion. Creating a diverse, equitable, and inclusive culture for all is not only the right thing to do but is also central to our mission of Moving People Forward, and our ability to positively impact the communities we serve. Racial Equity Audit

| Maximus: Q3 FY22 Earnings Presentation16 Closing Remarks • Old and new have successfully joined together to greatly improve our capabilities and potential • Alongside the strategic refresh and new branding, we have established new global core values, uniting us to a common set of values that will guide actions and behaviors • We are seeing longer-term tailwinds for FY23 and beyond in the form of solid wins and add-on work • Within our U.S. Federal Services Segment, we are seeing not only a strong pipeline but some early wins • At the state level, we are well-positioned to respond to the states as they determine the appropriate path to take when the PHE is lifted • We will continue to look to augment our organic momentum with appropriately sized acquisitions that support long-term organic growth

| Maximus: Q3 FY22 Earnings Presentation17 APPENDIX

| Maximus: Q3 FY22 Earnings Presentation18 Normalized Organic Growth for Q3 FY22 Results $ % $ % $ % $ % Revenue Bridge (see Form 10-Q) a FY21 Q3 Revenue 436 618 190 1,244 b Organic Effect (37) -8.5% (235) -38.1% 21 11.1% (251) -20.2% c Acquired Growth - 0.0% 143 23.2% 7 3.7% 150 12.1% d Currency Effect - 0.0% - 0.0% (17) -8.8% (17) -1.3% e = a+b+c+d FY22 Q3 Revenue 399 -8.5% 526 -14.9% 201 6.0% 1,126 -9.5% Normalized Organic Growth a FY21 Q3 Revenue 436 618 190 1,244 f FY21 Q3 COVID Response Work (164) (280) (16) (460) g=a+f FY21 Q3 Normalized Revenue 272 338 174 784 e FY22 Q3 Revenue 399 526 201 1,126 h FY22 Q3 COVID Response Work (24) (24) - (47) i=e+h FY22 Q3 Normalized Revenue 376 502 201 1,079 j=h-f Change in COVID Response Work (140) (256) (16) (413) b Organic Effect (from above) (37) (235) 21 (251) k=b-j Normalized Organic Growth ($) 103 21 37 161 l=k/g Normalized Organic Growth (%) 38.0% 6.2% 21.3% 20.6% U.S. Services U.S. Federal Outside the U.S. Total

| Maximus: Q3 FY22 Earnings Presentation19